As filed with the Securities and Exchange Commission on May 10, 2004.
                            File No. 333-_____________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              CITIZENS FIRST CORPORATION
             -------------------------------------------------------------------
                 (Exact name of Registrant as specified in its charter)

               KENTUCKY                                     61-0912615
----------------------------------             --------------------------------
    (State or other jurisdiction                        (I.R.S. Employer
   of incorporation or organization)                  Identification Number)

                       1805 CAMPBELL LANE, BOWLING GREEN, KENTUCKY 42104
             -------------------------------------------------------------------
                          (Address of Principal Executive Offices)(Zip Code)

                   CITIZENS FIRST CORPORATION 2002 STOCK OPTION PLAN
    CITIZENS FIRST CORPORATION 2003 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
    ----------------------------------------------------------------------------
                                    (Full title of plans)

                                 Mary D. Cohron
                      President and Chief Executive Officer
                           Citizens First Corporation
                               1805 Campbell Lane
                          Bowling Green, Kentucky 42104
                                 (270) 393-0700
             -------------------------------------------------------------------
 (Name, address and telephone number, including area code, of agent for service)

                                    Copy to:
                              Caryn F. Price, Esq.
                           Wyatt, Tarrant & Combs, LLP
                       500 W. Jefferson Street, Suite 2800
                           Louisville, Kentucky 40202
                                 (502) 589-5235

                         CALCULATION OF REGISTRATION FEE

============================== ================= ========================= ========================= ===============
     Title of Securities            Amount           Proposed Maximum              Proposed            Amount Of
            to be                   to be             Offering Price          Maximum Aggregate       Registration
         Registered               Registered          per Share (1)           Offering Price (1)        Fee (1)
============================== ================= ========================= ========================= ===============
============================== ================= ========================= ========================= ===============
        Common Stock,
        no par value             160,000 (2)              $13.875                  $2,220,000            $281.27
============================== ================= ========================= ========================= ===============


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457. The maximum offering price per share is based on the average of the bid and asked prices of the Common Stock as reported on the Over-the-Counter Bulletin Board on May 6, 2004, pursuant to
         Rule 457(h)(1).
(2) The Registrant also hereby registers such indeterminate number of additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions of the plans and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").
                                                       Exhibit Index on Page 7.
                                                1

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed by Citizens First Corporation (the "Registrant") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and deemed to be a part hereof from the date of the filing of such documents:

     1. The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003, including the information incorporated in the Form 10-KSB from the Proxy Statement of the Registrant filed pursuant to Section 14(a) of the Exchange Act for the Registrant's 2004 Annual Meeting of Shareholders; and

     2. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.           DESCRIPTION OF SECURITIES.

                  The Registrant's articles of incorporation authorize the Registrant to issue up to 5,000,000 shares of common stock, no par value, 844,057 of which are currently issued and outstanding, and 500 shares of preferred stock, none of which are issued and outstanding. Shares of common stock are entitled to share equally in dividends from legally available funds, when, as and if declared by the Registrant's board of directors. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders. Whenever the Registrant issues new shares of capital stock, holders of common stock will not have any right to acquire authorized but unissued capital stock. No redemption, sinking fund or conversion rights or provisions apply to the Registrant's common stock.

                  The Registrant's articles of incorporation and bylaws contain certain provisions designed to assist its board of directors in playing a role if any group or person attempts to acquire control of the Registrant so that the board of directors can further protect the interests of the Registrant' and its shareholders under the circumstances. These provisions, which may help the board of directors determine that a sale of control is in the best interests of the shareholders, or enhance the board of directors' ability to maximize the value to be received by the shareholders upon a sale of control, are summarized below.

                  The Registrant's articles of incorporation authorize its board of directors, without further shareholder approval to issue shares of preferred stock and to determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by the board of directors. Although the Registrant has neither issued, nor has any present plans to issue, any preferred stock, the ownership and control of the Registrant by the holders of its common stock would be diluted if the Registrant were to issue preferred stock that had voting rights. The authority to issue additional shares of common stock and preferred stock provides the Registrant with the flexibility necessary to meet future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of common stock and preferred stock may be issued from time to time for any corporate purpose, including, stock splits, stock dividends, employee benefit and compensation plans (including awards under the Registrant's stock option plans), acquisitions and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain
                                        2
control of the Registrant. The sale of a substantial number of shares of voting stock to persons who have an understanding with the Registrant concerning the voting of such shares, or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to the shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of the Registrant.

                  The Registrant's articles of incorporation provide that the board of directors is to be divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of having a classified board of directors is that only approximately one-third of the members of the board of directors are elected each year. As a result, two annual meetings are required for shareholders to change a majority of the members of the board of directors. The purpose of dividing the board of directors into classes is to facilitate continuity and stability of leadership by insuring that experienced personnel familiar with the Registrant will be represented on the board of directors at all times, and to permit management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain working control of the board of directors, such provisions may discourage some potential mergers, tender offers or takeover attempts.

                  The Registrant's bylaws provide that a shareholder may nominate members of the board of directors or submit proposals to be presented at an annual meeting of shareholders only upon at least 60 days prior written notice to the Registrant.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not Applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Under the Kentucky Business Corporation Act, a corporation may indemnify any director against liability if the director

     o        conducted himself or herself in good faith,

     o reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation,

     o reasonably believed, in all other civil cases, that his or her conduct was at least not opposed to the corporation's best interests, and

     o in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

                  Unless limited by its articles of incorporation, a Kentucky corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met

     o the director must furnish the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct as set forth above,

     o the director must furnish the corporation a written undertaking by or on behalf of a director to repay such amount if is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses, and

    o a determination must be made that the facts then known to those making the determination would not preclude indemnification.

                  A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation's articles of incorporation provide otherwise, an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director. The corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director. A corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

                  The Registrant's bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Kentucky law.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

                  Not Applicable.

ITEM 8.           EXHIBITS

                  See Exhibit Index on page 7, which is incorporated herein by reference.

ITEM 9.           UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

                  (2) For determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities being offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, Commonwealth of Kentucky, on the 10th day of May, 2004.


                           CITIZENS FIRST CORPORATION


                                                     By:   /s/Mary D. Cohron
                                                           _____________________
                                                            Mary D. Cohron
                                          President and Chief Executive Officer



                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mary D. Cohron and Bill D. Wright, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons on the dates and in the capacities indicated.

NAME                                   CAPACITY                          DATE


/s/Mary D. Cohron             President, Chief Executive           May 10, 2004
Mary D. Cohron                  Officer and Director
                           (Principal Executive Officer)


/s/Bill D. Wright               Chief Financial Officer            May 10, 2004
Bill D. Wright                  (Principal Financial and
                                     Accounting Officer)


_________________              Chairman of the Board               May __, 2004
Floyd H. Ellis                       and Director


/s/ Jerry E> Baker                     Director                    May 10, 2004
Jerry E. Baker
                                                5

_______________________                     Director                May __, 2004
Billy J. Bell

/s/ Barry D. Bray                           Director                May 10, 2004
Barry D. Bray


/s/ Sarah Glenn Grise                       Director                May 10, 2004
Sarah Glenn Grise

_______________________
John J. Kelly                               Director                May __, 2004


_______________________                     Director                May __, 2004
James H. Lucas
/s/ James H. Lucas

/s/ Joe B. Natcher, Jr.
Joe B. Natcher, Jr.                         Director                May 10, 2004


/s/ John T. Perkins                         Director                May 10, 2004
John T. Perkins


/s/ Jack W. Sheidler                        Director                May 10, 2004
Jack W. Sheidler


___________________                         Director                May __, 2004
Wilson L. Stone

                                  EXHIBIT INDEX
                                       TO
                       REGISTRATION STATEMENT ON FORM S-8



EXHIBIT NUMBER           DESCRIPTION                                        PAGE

4.1                     Restated Articles of Incorporation of the Registrant
                        (incorporated by reference to Exhibit 3.1 of the
                        Company's Registration Statement on Form SB-2
                        (No. 333-103238)).
4.2                     Amended and Restated Bylaws of the Registrant
                        (incorporated by reference to Exhibit 3.2 of the
                        Registrant's Registration Statement on Form SB-2
                        (No. 333-103238)).
5                       Opinion and Consent of Wyatt, Tarrant & Combs, LLP.   8
23.1                    Consent of Wyatt, Tarrant & Combs, LLP
                        (included in Exhibit 5).
23.2                    Consent of BKD, LLP.                                  9
24                      Power of Attorney (precedes signatures).
99.1                    Citizens First Corporation 2002 Stock Option Plan
                        (incorporated by reference to Exhibit 10.13 of the Registrant's Registration Statement on
                        Form SB-2 (No. 333-103238)).
99.2                    Citizens First Corporation 2003 Stock Option Plan for
                        Non-Employee
                        Directors (incorporated by reference to Exhibit 10.14
                        of the Registrant's Registration Statement on Form SB-2
                       (No. 333-103238)).

                                                                      EXHIBIT 5


                   [Letterhead of Wyatt, Tarrant & Combs, LLP]
                                  May 6, 2004

Board of Directors
Citizens First Corporation
1805 Campbell Lane
Bowling Green, Kentucky  42104

Ladies and Gentlemen:

         We have acted as counsel to Citizens First Corporation, a Kentucky corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), to register a total of 160,000 shares (the "Shares") of the Company's common stock, no par value, 120,000 of such shares to be issued under the Citizens First Corporation 2002 Stock Option Plan and 40,000 of such shares to be issued under the Citizens First Corporation 2003 Stock Option Plan for Non-Employee Directors (the "Plans").

         We have examined and are familiar with the Company, its organization and proceedings related thereto. We have also examined such other documents and procedures as we have considered necessary for the purpose of this opinion. We have assumed, for purposes of this opinion, that the Shares will be validly authorized on the respective dates of issuance of the Shares under the Plan, and that, on the dates of issuance of the Shares under the Plan, the obligations of the Company under the Plan will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

         Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement, the prospectuses delivered to the participants in the Plans pursuant to the requirements of the Act, the pertinent provisions of any applicable state securities laws and the Plans, will be validly issued, fully paid and nonassessable.

         Our opinion is directed to the Board of Directors of the Company and may not be relied upon by anyone other than said directors and the recipients of the prospectuses and participants in the Plans. We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

         We are members of the Bars of the Commonwealth of Kentucky and the States of Indiana and Tennessee. We do not purport to be experts on or express any opinion herein concerning any law other than the laws of the Commonwealth of Kentucky, the States of Indiana and Tennessee and the federal law of the United States.

         We hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ WYATT, TARRANT & COMBS, LLP

                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Citizens First Corporation on Form S-8 of our report dated February 19,2004, on our audits of the consolidated financial statements of Citizens First Corporation as of December 31, 2003 and 2002, and for the years ended
December 31, 2003 and 2002, which report is included in its Annual Report on Form 10-KSB.


/s/ BKD, LLP


Louisville, Kentucky
May 3, 2004